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              AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT


     THIS AMENDMENT NO. 1 dated as of the 1st day of October, 1996 to the Employment Agreement, dated as of January 1, 1991 (the "Original Agreement") between ALBERT L. PRILLAMAN ("Employee") and STANLEY FURNITURE COMPANY, INC., a Delaware corporation (the "Company"), formerly Stanley Interiors Corporation.
     The parties hereto desire to amend the Original Agreement. Except as provided herein, all terms used in this Amendment have the same meaning as in the Original Agreement.
     NOW THEREFORE, in consideration of the foregoing and the covenants and agreement set forth herein, the parties hereto, intending to be legally bound, agree as follows:
     1. Section 2 of the Employment Agreement is deleted in its entirety and the following inserted in lieu thereof:
          Term. The term of employment under this Agreement (the "Term") shall commence January 1, 1996 and end on December 31, 1996 and shall continue thereafter unless either party gives notice (a "Termination Notice") on or before November 1 of any year that employment under this Agreement will not continue for an additional period of one year beginning on the following January 1.
     2. Section 3(b) is deleted in its entirety and the following inserted in lieu thereof:
               b.  Bonus.  In addition to base salary, the
          Employee shall be entitled to receive an annual bonus which shall not exceed 80% of his then current base salary. The amount of such bonus for any fiscal year shall be related to the achievement of certain profit thresholds and objectives to be set at the beginning of each fiscal year by the Board of Directors of the Company.

      3. Section 4 shall be amended by deleting the words "and of Stanley Holding Corporation, a Delaware corporation ("Holding")" and replacing the words "the Company's operating subsidiaries" with "any operating subsidiaries of the Company".
     4. Section 6a shall be deleted in its entirety and the following inserted in lieu thereof:
          a. Non-Competition Restriction. Except with the prior consent in writing of the Company or as provided in the last sentence of this Section
          6(a), the Employee shall not (A) during his employment hereunder or (B) for a period of two years after termination of his employment hereunder in the event Employee receives severance payments pursuant to Section 7(b) or Section 7(e), directly or indirectly manage, operate, control, be employed by, participate in, invest in or be connected in any manner with the management, operation, ownership or control of any business or venture which is in competition in the United
          States with the business of the Company, provided that nothing herein shall prohibit the Employee from owning securities of the Company or up to 5% of the outstanding voting securities of any issuer which is listed on the New York or American Stock Exchange or as to which trading is reported or quoted on the NASDAQ System. The provisions of this Section 6(a) shall not be applicable in the event the Employee terminates his employment under
          Section 7(d).

      5. Section 6b is deleted in its entirety and the following inserted in lieu thereof:
          b. Non-solicitation Agreement. Except with the prior consent in writing of the Company, the Employee shall not directly or indirectly hire or employ in any capacity or solicit the employment of or offer employment to or entice away or in any other manner persuade or attempt to persuade any person employed by the Company or any of its subsidiaries to leave the employ of any of them. This Agreement shall remain in full force and effect for a period of two years after the Term.

      6. Section 7 is deleted in its entirety and the following inserted in lieu thereof:
      7.  Termination of Employment and Severance Payments.

          a. Termination for Cause. During the Term, the Company may terminate the Employee's employment under this Agreement at any time for Cause (as hereinafter defined) upon written notice specifying the cause and date of termination. Payments under this Agreement shall cease as of the date of termination for Cause. For this purpose, "Cause" means gross or willful neglect of duty which is not corrected after 30 days' written notice thereof; misconduct, malfeasance, fraud or dishonesty which materially and adversely affects the Company or its reputation in the industry; or the commission of a felony or a crime involving moral turpitude.

          b. Termination without Cause. During the Term, the Company may terminate the Employee's employment under this Agreement at any time for any reason other than Cause upon written notice specifying the date of termination and the Employee shall be entitled to the payments provided under this Section 7(b). In the event the Company terminates the Employee's employment for reasons other than Cause (which includes termination by the Company for what the Company believes to be Cause when it is ultimately determined that the Employee was terminated without cause), then the Employee shall receive severance payments as follows: (i) the Employee shall continue to receive his base salary on a monthly basis for the remainder of the calendar year in which such termination occurred, (ii) the Employee shall be paid an annual bonus for the calendar year in which such termination occurred equal to the average of the bonuses paid to the Employee for the three fiscal years preceding the year in which termination occurred (which bonus shall be payable within ninety days after the close of the fiscal year in which such termination occurs), and (iii) during the two calendar years following the year in which such termination occurs, the Employee shall receive annual severance pay equal to the base salary in effect at the termination of employment plus an amount equal to the average of the bonuses paid to the Employee for the three fiscal years preceding the year in which employment is terminated, which annual severance pay shall be paid on a monthly basis during the two years following the termination of employment. If there shall take place a Change in Control (as defined in Section 7(d)) of the Company on or before termination of Employment, the Employee shall be entitled to receive the total severance pay provided for under this Section 7(b) in a single payment on the date of such Employee's termination, or if a Change in Control occurs after the date of such Employee's termination, the Employee shall be entitled to receive the total severance pay remaining to be paid pursuant to this Section 7(b) in a single payment on the date when a Change in Control occurs. In the event the independent accountants acting as auditors for the Company on the date of a Change in Control (or another accounting firm designated by them) determine that such single payment, together with other compensation received by the Employee that is a contingent on a Change in Control, would constitute "excess parachute payments" within the meaning of Section 280G ("Section 280G") of the Internal Revenue Code of 1986, as amended and regulations thereunder, the single payment to the Employee shall be reduced to the minimum extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 280G but only if by reason of, and giving effect to such reduction, the Employees net after-tax benefit will exceed the Employees net after-tax benefit if such reduction were not made.

          c. Termination in Event of Death or Disability. If the Employee dies or becomes disabled during the Term, his employment under this Agreement shall terminate and payments of base salary hereunder shall cease as of the end of the month in which such event shall occur. For purposes of this Agreement, the Employee shall be deemed to be disabled if he is unable to perform his duties hereunder for any period of four consecutive months or for six months in any twelve-month period.
          If the Employee's employment is terminated hereunder pursuant to this Section 7(c), the Employee or Employee's estate shall be entitled to a bonus payment in an amount equal to the amount determined by multiplying the bonus which would otherwise have been payable for the full year by a fraction, the numerator of which is the number of days the Employee was employed during such fiscal year and the denominator of which is 365. Such bonus shall be payable ninety days after the close of the fiscal year in which Employee dies or becomes disabled.

          d.   Termination on Change of Control.  By
          delivering 15 days' written notice to the Company, Employee may terminate his employment under this Agreement at any time within two years after a Change in Control and the Employee shall be entitled to the payments provided under Section 7(e). "Change of Control" means an event described in (i), (ii), (iii), or (iv):

               (i) The acquisition by a Group of Beneficial Ownership of 35% or more of the Stock or the Voting Power of the Company, but excluding for this purpose: (A) any acquisition by the Company (or a subsidiary), or an employee benefit plan of the Company; (B) any acquisition of Stock of the Company by management employees of the Company; or
          (C) the ownership of Stock by a Group that owns 10% or more of the Stock or Voting Power of the Company on the date of this Agreement; provided, however, the acquisition of additional Stock by any such Group in an amount greater than 5% of the then outstanding Stock shall not be excluded and shall constitute a Change of Control. "Group" means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act"), "Beneficial Ownership" has the meaning in Rule 13d-3 promulgated under the Act, "Stock" means the then outstanding shares of common stock of the Company, and "Voting Power" means the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors.

               (ii) Individuals who constitute the board of directors of the Company on the date of this Agreement (the "Incumbent Board") cease to constitute at least a majority of the board of directors of the Company (the "Board"), provided that any director whose nomination was approved by a majority of the Incumbent Board shall be considered a member of the Incumbent Board unless such individual's initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the
          Act).

               (iii)  Approval by the shareholders of the
          Company of a reorganization, merger or
          consolidation, in each case, in which the owners of more than 50% of the Stock or Voting Power of the Company do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the Stock or Voting Power of the corporation resulting from such reorganization, merger or consolidation.

               (iv) A complete liquidation or dissolution of the Company or of its sale or other disposition of all or substantially all of the assets of the Company.

               e.   Severance Payments.  The Employee shall
          be entitled to the severance payment provided in this Section 7(e) in the event (i) the Employee terminates employment on or after the occurrence of a Change in Control pursuant to Section 7(d),
          (ii) the Employee's employment terminates as a result of the Company's delivery of a Termination Notice, or (iii) the Employee voluntarily terminates his employment and the Company elects to make severance payments in order to have the non-competition covenant in Section 6(a) effective. In the event the Employee is entitled to severance payment pursuant to the foregoing sentence, the Employee shall receive an annual severance pay equal to the base salary in effect at the termination of employment plus an amount equal to the average of the bonuses paid to the Employee for the three fiscal years preceding the year in which employment is terminated, which annual severance pay shall be paid on a monthly basis during the two years following termination of employment. If there shall take place a Change in Control of the Company on or before termination of Employment, the Employee shall be entitled to receive the total severance pay provided for under this Section 7(e) in a single payment on the date of such Employee's termination, or if a Change in Control occurs after the date of such Employee's termination, the Employee shall be entitled to receive the total severance pay remaining to be paid pursuant to this Section 7(e) in a single payment on the date when a Change in Control occurs. In the event the independent accountants acting as auditors for the Company on the date of a Change in Control (or another accounting firm designated by them) determine that such single payment, together with other compensation received by the Employee that is a contingent on a Change in Control, would constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended and regulations thereunder, the single payment to the Employee shall be reduced to the minimum extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 280G but only if by reason of, and giving effect to such reduction, the Employees net after-tax benefit will exceed the Employees net after-tax benefit if such reduction were not made.

      7. Section 10 is amended by changing the reference to "Stanley Interiors Corporation" to "Stanley Furniture Company, Inc."
      8. Section 12 is amended by deleting the words "Holding or" in the first sentence thereof.
      9. This Amendment shall be governed by and construed in accordance with its laws of the Commonwealth of Virginia without regard to the conflict of laws rules thereof.
     10. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
     11. The Original Agreement as amended hereby and this Amendment shall be read together to constitute one agreement.
The parties hereto agree that the Original Agreement, as amended hereby, remains in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the day and year first above written.
                               STANLEY FURNITURE COMPANY, INC.


                               By:
                                   Name:
                                   Title:



                               Albert L. Prillaman





10QExh10.4